Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286709

ARES STRATEGIC INCOME FUND
SUPPLEMENT NO. 4 DATED JUNE 18, 2026
TO THE PROSPECTUS DATED APRIL 24, 2026

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 24, 2026 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose the Fund increased the total commitments under its senior secured revolving credit facility (the “Revolving Credit Facility”).

Commitment Increase in the Revolving Credit Facility

On June 17, 2026, the Fund increased the total commitments under its Revolving Credit Facility with JPMorgan Chase Bank, N.A. and each of the other parties thereto from $4.100 billion to $4.138 billion. The other terms of the Revolving Credit Facility remained unchanged.

Please retain this Supplement with your Prospectus.